                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Camden Property Trust on Form S-8 (File No. 33-80230), Form S-8 (File No. 333-32569), Form S-3 (File No. 33-84658), Form S-3 (File No. 33-84536), Form S-3
(File No. 333-24637), and Form S-3 (File No. 333-25637) of our report dated January 23, 1998, except for Note 15, as to which the date is March 6, 1998, on our audits of the consolidated financial statements and financial statement schedule of Oasis Residential, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in this Current Report on Form 8-K.


                                         COOPERS & LYBRAND L.L.P.


San Francisco, California
April 21, 1998